EXHIBIT 99.1

Republic Services, Inc. Appoints Michael A. Duffy
to its Board of Directors

PHOENIX (July 30, 2020) – Republic Services, Inc. (NYSE: RSG) today announced that supply chain industry executive Michael A. Duffy has been appointed to its Board of Directors, bringing its membership to a total of 11. He will serve on the Audit Committee as well as the Sustainability & Corporate Responsibility Committee.

Duffy, 50, is CEO of C&S Wholesale Grocers, Inc., the nation’s largest wholesale grocery distributor and 10th largest privately held company based on revenue. C&S is a leader in supply chain innovation, distributing over 137,000 unique products to more than 7,700 independent supermarkets, chain stores, military bases and institutions.

Duffy’s experience includes 10 years as a division president at Cardinal Health, with oversight of products and services for hospital clients as well as the company’s global supply chain. Earlier, he served as vice president over the global supply chain of Gillette Co. and later P&G, and he has deep experience in mergers and acquisitions. As CEO, Duffy serves on the board of C&S, and is a board member of the Food Marketing Institute and the Retail Industry Leaders Association.

“Mike is a natural leader whose CEO experience and focus on strategic development and customer satisfaction add tremendous value to our Board,” said Chief Executive Officer Donald W. Slager. “Mike’s skillset will be an asset as we continue to advance Republic’s strategy of profitable growth through differentiation, and I look forward to working with him.”

About Republic Services

Republic Services, Inc. is an industry leader in U.S. recycling and non-hazardous solid waste disposal. Through its subsidiaries, Republic’s collection operations, transfer stations, recycling centers, landfills, and environmental services provide effective solutions to make responsible recycling and waste disposal effortless for its customers across the country. Its 36,000 employees are committed to providing a superior experience while fostering a sustainable Blue Planet® for future generations to enjoy a cleaner, safer and healthier world. For more information, visit RepublicServices.com, or follow us at Facebook.com/RepublicServices, @RepublicService on Twitter and @republic_services on Instagram.

For more information, contact:

Media Inquiries	Investor Inquiries
Donna Egan (480) 757-9748	Stacey Mathews (480) 718-6548
media@RepublicServices.com	Nicole Giandinoto (480) 627-7098
investor@RepublicServices.com

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